STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:30 PM 01/20/1999
991025891 – 2995274

CERTIFICATE OF INCORPORATION

OF

NEW IFT CORPORATION

ARTICLE 1

The name of the corporation is New IFT Corporation (hereinafter, the "Corporation").

ARTICLE 2

The address of the Corporation's registered office in the State of Delaware is c/o The Prentice-Hall Corporation System, Inc., 1013 Centre Road, in the City of Wilmington, County of New Castle, State of Delaware. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE 3

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE 4

The total number of shares of all classes of stock which the Corporation shall have authority to issue is forty-nine million (49,000,000), consisting of three (3) classes of capital stock:

(a) Forty million (40,00,000) shares of Class A Common Stock, par value $.01 per share (the "Class A Shares");

(b) Four million (4,000,000) shares of Class B Common Stock, par value $.01 per share (the "Class B Shares"); and

(c) Five million (5,000,000) shares of Preferred Stock, par value $.01 per share (the "Preferred Shares")

A. Except as otherwise expressly provided in this ARTICLE FIVE, all Common Shares shall be identical and shall entitle the holder thereof to the same rights and privileges.

B. The Corporation shall not in any manner subdivide (by any stock split, reclassification, stock divident, recapitalization, or otherwise) or combine the outstanding shares of one class of Common Shares unless the outstanding shares of all classes of Common Shares shall be proportionately subdivided or combined.

C. Upon any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, after payment shall have been made to holders of outstanding Preferred Shares, if any, of the full amount to which they are entitled pursuant to the Certificate of Incorporation, the holders of Common Shares shall be entitled, to the exclusion of the holders of the Preferred Shares, if any, to share ratably, in accordance with the number of Common Shares held by each such holder, in all remaining assets of the Corporation available for distribution among the holders of Common Shares, whether such assets are capital, surplus, or earnings. For the purposes of this paragraph, neither the consolidation or merger of the Corporation with or into any other corporation or corporations in which the stockholders of the Corporation receive capital stock and/or securities (including debt securities) of the acquiring corporation (or of the direct or indirect parent corporation of the acquiring corporation) nor the sale, lease or transfer of the Corporation, shall be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation as those terms are used in this paragraph.

D. The holders of the Class A and Class B shares shall vote as a single class on all matters submitted to a vote of the stockholders, with each Class A share being entitled to one (1) vote and each Class B share being entitled to six (6) votes, except as otherwise provided by law.

E. The holders of Class A Shares and Class B Shares are not entitled to cumulative votes in the election of any directors.

F. No holder of Common Shares shall be entitled to preemptive or subscription rights.

G. A statement of the designations of the authorized classes of Preferred Stock or of any series thereof, and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, or of the authority of the Board of Directors to fix by resolution or resolutions such designations and other terms not fixed by the Certificate of Incorporation, is as follows:

H. The Preferred Stock may be issued in one or more series, from time to time, with each such series to have such designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the

Board of Directors of the Corporation, subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board of Directors being hereby expressly vested with authority to adopt any such resolution or resolutions. The authority of the Board of Directors with respect to each such series shall include, but not be limited to, the determination or fixing of the following:

1. The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors;

2. The dividend rate of such series (which may be a floating or fixed rate or rates and which may be determined by formula or formulas), the conditions and times upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or series thereof, or any other series of the same class, and whether dividends shall be cumulative or non-cumulative;

3. The conditions upon which the shares of such series shall be subject to redemption by the Corporation and the times, prices and other terms and provisions upon which the shares of the series may be redeemed;

4. Whether or not the shares of the series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

5. Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes, with or without par value, or of any other series of the same class, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

6. Whether or not the shares of the series shall have voting Rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

7. The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution, or upon the distribution of assets of the Corporation; and

8. Any other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the

shares of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation.

I. The holders of shares of the Preferred Stock of each series shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the rate or rates fixed by the Board of Directors for such series, or determined in the manner prescribed in the resolution or resolutions by the Board of Directors creating such series, and no more, before any dividends, other than dividends payable in Common Stock, shall be declared and paid, or set apart for payment, on the Common Stock with respect to the same dividend period.

J. Whenever, at any time, dividends on the then outstanding Preferred Stock as may be required with respect to any series outstanding shall have been paid or declared and set apart for payment on the then outstanding Preferred Stock, and after complying with respect to any retirement or sinking fund or funds for any series of Preferred Stock, the Board of Directors may, subject to the provisions of the resolution or resolutions creating any series of Preferred Stock, declare and pay dividends on the Common Stock, and the holders of shares of the Preferred Stock shall not be entitled to share therein.

K. The holders of shares of the Preferred Stock of each series shall be entitled upon liquidation or dissolution or upon the distribution of the assets of the Corporation to such preferences as provided in the resolution or resolutions creating such series of Preferred Stock, and no more, before any distribution of the assets of the Corporation shall be made to the holders of shares of the Common Stock. Whenever the holder of shares of the Preferred Stock shall have been paid in full amounts to which they shall be entitled, the holders of shares of the Common Stock shall be entitled to share ratably in all assets of the Corporation then remaining.

At all meetings of the stockholders of the Corporation, the holders of shares of the Common Stock shall be entitled to one vote for each share of Common Stock held by them. Except as otherwise provided by a resolution or resolutions of the Board of Directors creating any series of Preferred Stock or by the General Corporation Law of Delaware, the holders of shares of the Common Stock issued and outstanding shall have and possess the exclusive right to notice of stockholders, meetings and the exclusive power to vote.

ARTICLE 5

The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal by-laws of the Corporation.

ARTICLE 6

The name and mailing address of the incorporator is:

Karen Wolcott
Mesirov, Gelman, Jaffe, Cramer & Jamieson, LLP
1735 Market Street - 38th Floor
Philadelphia, PA

ARTICLE 7

The name and mailing address of the person who is to serve as director until the first annual meeting of stockholders or until his successor is elected and qualify are:

Irwin L. Gross
1811 Chestnut Street
Suite 120
Philadelphia, PA 19103

ARTICLE 8

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of Delaware as currently in effect or as the same may hereafter be amended.

No amendment, modification or repeal of this Article 8 shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

CLASSIFIED BOARD OF DIRECTORS

8.1 The Board of Directors shall consist of five (5) members. Such set number of Directors may be changed from time to time by resolutions of the Board of Directors, except as otherwise by provided by law or by any Amended and Restated Certificate of Incorporation.

8.2 The Board of Directors shall be divided into three (3) classes, as nearly equal in numbers as the then total number of Directors constituting the entire Board permits with the term of office of one (1) class expiring each year. At the 1999 Annual Meeting of Stockholders, Directors of the first class shall be elected to hold office for a term expiring at the next succeeding Annual Meeting. Directors of the second class shall be elected to hold office for a

term expiring at the second Succeeding Annual Meeting and Directors of the third class shall be elected to hold office for a term expiring at the third succeeding Annual Meeting. Subject to the foregoing, at each Annual Meeting of Stockholders, the successors to each class of Directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding Annual Meeting.

ARTICLE 9

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 9.

ARTICLE 10

The Corporation elects not to be governed by Section 203 of the General Corporation Law of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of this 20th day of January, 1999.

Incorporator:

Karen Wolcott

KAREN WOLCOTT